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                                    EXHIBIT 11
                       COVENANT TRANSPORT, INC. AND SUBSIDIARY
                 SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                      (In thousands, except per share amounts)
                                    (Unaudited)

                              Three months ended         Six months ended
                                   June 30,                 June 30,
                               1995         1996         1995         1996
                             --------     --------     --------     --------
Net earnings                 $  2,092     $  2,924     $  4,188     $  3,406
                             ========     ========     ========     ========
Weighted average shares:
 Common shares outstanding     13,350       13,350       13,350       13,350

Common equivalent shares
 issuable upon exercise of
 employee stock options (1)         -            -            -            -

Total weighted average shares   13,350      13,350       13,350       13,350
                              ========    ========     ========      =======
Primary net earnings per
 common and equivalent share  $   0.16    $   0.22     $   0.31      $  0.26
                              =   ====    =   ====     =   ====      =  ====



Notes:

 (1) Amount calculated using the treasury stock method and fair market values.